Rule 424(b)(3)
                                                           File No. 33-46813


                           GOOD TIMES RESTAURANTS INC.
               Prospectus Supplement to Prospectus Dated June 23, 1994


     On April 6, 1999, Good Times Restaurants Inc. (the "Company") amended the terms of the Company's publicly traded Series A Redeemable Common Stock Purchase Warrants by extending the expiration date thereof from April 12, 1999 to June 30, 1999 and by reducing the exercise price thereof from $10.00 to $3.00 per share of the Company's Common Stock.

     This Prospectus Supplement should be read in conjunction with the Company's Prospectus dated June 23, 1994.
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             The date of this Prospectus Supplement is April 6, 1999.
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